Exhibit 99.2

PO Box 27347 Omaha, NE 68127-0347 Phone 402.596.8900 Fax 402.537.6104 www.infogroup.com
FOR IMMEDIATE RELEASE
July 1, 2010

Infogroup Contact:	CCMP Contact:
Lisa Olson Senior Vice President Corporate Relations	Allison C. Cole Investor Relations
Phone: (402) 593-4541	Phone: (212) 600-9657
E-mail: lisa.olson@infogroup.com	E-mail: allison.cole@ccmpcapital.com
Infogroup Acquired By CCMP Capital;
Announces New Executive Leadership Team and Board of Directors
Company to be led by Clare Hart, President and Chief Executive Officer
(OMAHA, NEBRASKA) – Infogroup, the leading provider of data-driven and interactive resources for targeted sales, marketing and research solutions, today has closed on its acquisition by affiliates of CCMP Capital Advisors, LLC and announced its new executive leadership team and Board of Directors.
Clare Hart has been named Infogroup’s President and Chief Executive Officer. Ms. Hart is considered an innovator and leader in the world of interactive data and business information services. She most recently served as President of the Dow Enterprise Media Group, which generated over $700 million in annual sales and comprised Dow Jones Indexes, Dow Jones Newswires, Factiva, Dow Jones Licensing and Financial Information Services units. Prior to that appointment she was a founding member and ultimately President and Chief Executive Officer of Factiva, when it was a joint venture of Dow Jones and Reuters.
Rich Zannino, CCMP Managing Director and Chairman of Infogroup’s newly constituted Board of Directors, said, “We’re thrilled to have completed our acquisition of Infogroup and to be partnering with its highly talented management team and staff. Clare Hart has the perfect blend of skills — executive leadership, customer focus, product innovation, change management, technological savvy and deep relevant industry experience – to lead the transformation of Infogroup and deliver even greater value for its customers and ultimately its shareholders.”
Ms. Hart said, “I am looking forward to working with the Infogroup leadership team and all of the Infogroup employees as we help our clients win business, drive financial performance and attain market leadership through the use of Infogroup’s high quality, proprietary data, innovative technologies and results-driven targeted marketing solutions.”
Ms. Hart’s new leadership team will include current Infogroup executives that have contributed to the company’s success in the past as well as several newly appointed executives with highly relevant business experience.
The leadership team includes the following current Infogroup executives:
▪	John Copenhaver, President, Infogroup Small Business Group

▪	Jim DeRouchey, President, Licensing

▪	Phil Garlick, President, OneSource

▪	Mike Hilts, President, Infogroup Interactive

▪	Ann Kennedy, Senior Vice President, Product Innovation

▪	Winston King, Senior Vice President, General Counsel

▪	Slade Kobran, Chief Marketing Officer

▪	Ed Mallin, President, Infogroup Services Group

▪	Tom McAlister, Chief Information Officer

▪	Lisa Olson, Senior Vice President Corporate Communications

PO Box 27347 Omaha, NE 68127-0347 Phone 402.596.8900 Fax 402.537.6104 www.infogroup.com
Newly appointed leadership team executives include:
▪	Richard Hanks, Executive Vice President, Chief Financial Officer – Mr. Hanks joins Infogroup from Dow Jones where he was Chief Commercial Officer of its Enterprise Media Group and prior to that was Chief Financial Officer of Factiva.

▪	Marc Litvinoff, President, Research Group and Opinion Research – Mr. Litvinoff rejoins Infogroup where he previously led the Guideline and Find/SVP divisions of its Research Group. Opinion Research is a leader in offering primary and secondary market and business research, strategic intelligence and expert insights for its long-standing Fortune 1000 clients.

▪	Franklin Rios, President, Enterprise Solutions Group – Mr. Rios comes to Infogroup from Vertis, where he was Vice President & General Manager, Interactive Sales and Marketing. He will be leading Infogroup’s Enterprise Solutions Group which provides consumer and business data, lead-generation and multi-channel marketing services to Fortune 1000 class companies.

▪	Susie Robinson, Senior Vice President, Human Resources – Ms. Robinson joins Infogroup from Dow Jones where she was Vice President, Human Resources for the Enterprise Media Group. Prior to Dow Jones, she was Vice President, Human Resources at Wyeth Pharmaceuticals.
Serving on Infogroup’s new Board of Directors will be the following highly successful business leaders:
▪	Steve Cone, Chief Marketing Officer, The Brierley Group and former Chief Marketing Officer of Epsilon Data Management. Over his 35 year career he has developed highly successful marketing campaigns for such companies as Citigroup, American Express, Fidelity, Apple and United Airlines.

▪	Clare Hart, Infogroup’s President and Chief Executive Officer.

▪	Jarvis Hollingsworth, Partner, Bracewell & Guiliani, board member of the University of Houston System Board of Regents, and former board member of the Teacher Retirement System of Texas Pension Fund and Houston Bar Foundation.

▪	Mike Iaccarino, President, Chief Executive Officer and Director, Mobile Messenger and former President and Chief Executive Officer of Epsilon from 2001 to 2009.

▪	Steve Murray, CCMP Capital’s President and Chief Executive Officer and board member of ARAMARK Corporation, Generac Power Systems, Jetro Holdings and Warner Chilcott.

▪	Bob Myers, Partner, McCarthy Capital and board member of AmeriSphere Multifamily Finance, BlueLine Media Holdings, CoSentry.net, Guild Mortgage Company and MarketSphere Consulting. Held senior executive positions at First Data Corporation and Western Union for 17 years.

▪	Kevin O’Brien, CCMP Capital Managing Director, investment committee member, and co-head of its consumer/retail and media practice, and board member of CareMore Medical Enterprises, LHP Hospital Group, KRATON Polymers and National Surgical Care.

▪	John Warner, Principal, CCMP Capital and board member of Chromalox, MetoKote and Quiznos Sub.

▪	Rich Zannino, Chairman of Infogroup’s Board of Directors, CCMP Capital Managing Director, investment committee member, and co-head of its consumer/retail and media practice, board member of IAC and Estee Lauder, and former Chief Executive Officer and board member of Dow Jones & Company.
About Infogroup
Infogroup is the leading provider of data and interactive resources that enables targeted sales, effective marketing and insightful research solutions. Our information powers innovative tools and insight for businesses to efficiently reach current and future customers through multiple channels, including the world’s most dominant and powerful Internet search engines and GPS navigation systems. Infogroup’s headquarters are located at 5711 South 86th Circle, Omaha, NE 68127. For more information, call (402) 593-4500 or visit www.Infogroup.com.

PO Box 27347 Omaha, NE 68127-0347 Phone 402.596.8900 Fax 402.537.6104 www.infogroup.com
About CCMP Capital
CCMP Capital Advisors, LLC, is a leading global private equity firm specializing in buyouts and growth equity investments in companies ranging from $500 million to more than $3 billion in size. CCMP Capital focuses on five primary industries: Consumer/Retail; Industrial; Energy; Healthcare; and Media. Selected investments under management include: ARAMARK Corporation, Chaparral Energy, Francesca’s Collections, Edwards Limited, Generac Power Systems, Jetro Holdings, LHP Hospital Group and Warner Chilcott. CCMP Capital’s founders have invested over $13 billion since 1984. CCMP Capital’s latest fund, CCMP Capital Investors II, L.P., closed in September 2007 with commitments of $3.4 billion. CCMP Capital has offices in New York, Houston and London. Through active management, its global resources and its powerful value creation model, CCMP Capital has established a reputation as a world-class investment partner. For more information, please visit www.ccmpcapital.com. CCMP Capital is a registered investment adviser with the Securities and Exchange Commission.